Exhibit 10.1
SENIOR SECURED CREDIT AGREEMENT
Dated as of April 9, 2008
among
BORDERS GROUP, INC.
As Borrower
THE GUARANTORS LISTED HEREUNDER
and
THE LENDERS LISTED HEREUNDER
and
PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
As Administrative Agent
and
As Collateral Agent

TABLE OF CONTENTS

1.	DEFINITIONS, RULES OF INTERPRETATION, ETC.		1
	1.1.	Definitions	1
	1.2.	Rules of Interpretation	16
	1.3.	Accounting Principles	17

2.	THE TERM LOAN FACILITY		18
	2.1.	Loan Commitment	18
		2.1.1. Term Loan Facility	18
		2.1.2. Notice of Borrowing	18
		2.1.3. Deposit of Commitment Amount	18
		2.1.4. Lending Obligation	18
		2.1.5. Payment at Maturity	18
	2.2.	Premiums	18
		2.2.1. Closing Discount	18
		2.2.2. Repayment Premium	19
	2.3.	Evidence of Loan Obligations	19
		2.3.1. Notes	19
		2.3.2. Delivery of Notes	19
	2.4.	Interest on Loans	19
		2.4.1. Interest on Loans	19
		2.4.2. Maximum Interest	19
	2.5.	Allocation	20

3.	REPAYMENT OF THE LOANS		20
	3.1.	Maturity	20
	3.2.	Voluntary Prepayments	21
	3.3.	Mandatory Prepayments	21
	3.4.	Application of Proceeds	21

4.	CERTAIN GENERAL PROVISIONS		21
	4.1.	Funds for Payments	21
		4.1.1. Payments to Administrative Agent	21
		4.1.2. No Offset, etc	21
		4.1.3. Non-U.S. Lenders	22
	4.2.	Computations	23
	4.3.	Additional Costs, etc	23
	4.4.	Capital Adequacy	24
	4.5.	Certificate	25
	4.6.	Interest After Default	25
		4.6.1. Overdue Amounts	25
		4.6.2. Amounts Not Overdue	25
	4.7.	Replacement of Lenders	25

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5.	GUARANTY AND COLLATERAL SECURITY		26
	5.1.	Guaranty of Payment and Performance	26
	5.2.	Guaranty Absolute	26
	5.3.	Effectiveness, Enforcement	28
	5.4.	Waiver	28
	5.5.	Subordination; Subrogation	28
	5.6.	Payments	29
	5.7.	Setoff	29
	5.8.	Further Assurances	30
	5.9.	Successors and Assigns	30
	5.10.	Contribution	30
	5.11.	Security of Borrower	30

6.	REPRESENTATIONS AND WARRANTIES		31
	6.1.	Corporate Authority	31
		6.1.1. Incorporation; Good Standing	31
		6.1.2. Authorization	31
		6.1.3. Enforceability	31
	6.2.	Governmental Approvals	31
	6.3.	Title to Properties; Leases	32
	6.4.	Fiscal Year; Financial Statements and Projections	32
		6.4.1. Fiscal Year	32
		6.4.2. Financial Statements	32
		6.4.3. Projections	32
	6.5.	No Material Adverse Effect, Etc	33
	6.6.	Intellectual Property	33
		6.6.1. Franchises, Patents, Copyrights, Etc	33
		6.6.2. Paperchase Companies Intellectual Property	33
	6.7.	Litigation	33
	6.8.	No Materially Adverse Contracts, Etc	33
	6.9.	Compliance With Other Instruments, Laws, etc	34
	6.10.	Tax Status	34
	6.11.	No Event of Default	34
	6.12.	Holding Company and Investment Company Acts	34
	6.13.	Certain Transactions	34
	6.14.	Employee Benefit Plans	34
		6.14.1. In General	34
		6.14.2. Terminability of Welfare Plans	35
		6.14.3. Guaranteed Pension Plans	35
		6.14.4. Multiemployer Plans	35
	6.15.	Use of Proceeds	36
	6.16.	Environmental Compliance	36
	6.17.	Subsidiaries	37
	6.18.	No Other Guarantors	38
	6.19.	Disclosure	38
	6.20.	Senior Debt Status	38
	6.21.	Solvency	38

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	6.22.	Updates to Schedules	38
	6.23.	Insurance	39
	6.24.	Perfection of Security Interest	39
	6.25.	Foreign Assets Control Regulations, Etc	39
	6.26.	No Additional Issuances	39
	6.27.	No Amendments	39
	6.28.	Existing Indebtedness	40

7.	AFFIRMATIVE COVENANTS		40
	7.1.	Punctual Payment	40
	7.2.	Maintenance of Office	40
	7.3.	Records and Accounts	40
	7.4.	Financial Statements, Certificates and Information	40
	7.5.	Notices	42
		7.5.1. Defaults	42
		7.5.2. Environmental Events	42
		7.5.3. Notice of Litigation, Judgments and Claims Against Assets	42
		7.5.4. Notice Regarding Certain Events	43
		7.5.5. Notices Regarding Existing Credit Agreement	43
	7.6.	Legal Existence; Maintenance of Properties	43
	7.7.	Taxes	44
	7.8.	Compliance with Laws, Contracts, Licenses, and Permits	44
	7.9.	Employee Benefit Plans	44
	7.10.	Use of Proceeds	45
	7.11.	Subsidiary Guaranties	45
	7.12.	Further Assurances	45
	7.13.	Paperchase Companies as Separate Entities	45
	7.14.	Permitted Restructuring Transactions	45

8.	CERTAIN NEGATIVE COVENANTS		45
	8.1.	Restrictions on Indebtedness	45
	8.2.	Restrictions on Liens	46
	8.3.	Restrictions on Investments	49
	8.4.	Restricted Payments	51
	8.5.	Merger, Consolidation, Disposition of Assets and Sale Leaseback Transactions	51
		8.5.1. Mergers and Consolidations	52
		8.5.2. Disposition of Assets	52
	8.6.	Acquisitions	54
	8.7.	Compliance with Environmental Laws	55
	8.8.	Employee Benefit Plans	55
	8.9.	Business Activities	56
	8.10.	Fiscal Year	56
	8.11.	Transactions with Affiliates	56
	8.12.	Changes in Governing Documents	57
	8.13.	Inconsistent Agreements	57
	8.14.	Additional Paperchase Companies Covenants	57

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	8.15.	Permitted Restructuring Transactions	58

9.	CLOSING CONDITIONS.		58
	9.1.	Loan Documents	58
	9.2.	Certified Copies of Governing Documents	58
	9.3.	Corporate or Other Action	58
	9.4.	Incumbency Certificate	59
	9.5.	UCC Search Results	59
	9.6.	Solvency Certificate	59
	9.7.	Opinion of Counsel	59
	9.8.	Payment of Premium and Expenses	59
	9.9.	Disbursement Instructions	59
	9.10.	Validity of Liens	59
	9.11.	Consents and Approvals	60
	9.12.	Other Transactions	60
	9.13.	Representations True; No Event of Default	60
	9.14.	No Legal Impediment	60
	9.15.	Proceedings and Documents	60

10.	[RESERVED]		61

11.	EVENTS OF DEFAULT; ACCELERATION; ETC.		61
	11.1.	Events of Default and Acceleration	61
	11.2.	Remedies	64
	11.3.	Distribution of Proceeds	65

12.	THE AGENTS.		65
	12.1.	Authorization	65
	12.2.	Employees and Agents	66
	12.3.	No Liability	67
	12.4.	No Representations	67
		12.4.1. General	67
		12.4.2. Closing Documentation, Etc	68
	12.5.	Payments.	68
		12.5.1. Payments to Administrative Agent	68
		12.5.2. Distribution by Administrative Agent	68
		12.5.3. Delinquent Lenders	69
	12.6.	Holders of Notes	69
	12.7.	Indemnity	69
	12.8.	The Agents as Lenders	70
	12.9.	Resignation	70
	12.10.	Notification of Defaults and Events of Default	70
	12.11.	Administrative Agent May File Proofs of Claim	70
	12.12.	Duties in the Case of Enforcement	71
	12.13.	Release of Collateral and Guarantors	71
	12.14.	Matters Relating to Collateral	72

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13.	SUCCESSORS AND ASSIGNS		72
	13.1.	General Conditions	72
	13.2.	Assignments	72
	13.3.	Register	73
	13.4.	Participations	73
	13.5.	Payments to Participants	74
	13.6.	Miscellaneous Assignment Provisions	74
	13.7.	New Notes	74

14.	PROVISIONS OF GENERAL APPLICATION		75
	14.1.	Setoff	75
	14.2.	Expenses	76
	14.3.	Indemnification	76
	14.4.	Treatment of Certain Confidential Information	77
		14.4.1. Confidentiality	77
		14.4.2. Prior Notification	78
		14.4.3. Other	78
	14.5.	Survival of Covenants, Etc	78
	14.6.	Notices	78
	14.7.	GOVERNING LAW	80
	14.8.	Headings	80
	14.9.	Counterparts	80
	14.10.	Entire Agreement, Etc	80
	14.11.	WAIVER OF JURY TRIAL	80
	14.12.	Consents, Amendments, Waivers, Etc	81
	14.13.	Severability	82

15.	USA PATRIOT ACT NOTICE		82
EXHIBITS

Exhibit A	Form of Pledge Agreement
Exhibit B	Form of Promissory Note
Exhibit C	Assignment and Acceptance
Exhibit D	Form of Joinder Agreement
SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 6.3	Title to Properties; Leases
Schedule 6.5	Restricted Payments
Schedule 6.6.2	Intellectual Property
Schedule 6.7	Litigation
Schedule 6.13	Transactions with Affiliates

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Schedule 6.16	Environmental Compliance
Schedule 6.17	Subsidiaries, Etc.
Schedule 6.23	Insurance
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments

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SENIOR SECURED CREDIT AGREEMENT
          This SENIOR SECURED CREDIT AGREEMENT (this “Credit Agreement”) is made as of April 9, 2008, by and among (a) BORDERS GROUP, INC. (the “Borrower”), a Michigan corporation, (b) BORDERS, INC., a Colorado corporation (“Borders”), WALDEN BOOK COMPANY, INC., a Colorado corporation (“Walden”), BGP (UK) LIMITED, a company with limited liability organized under the laws of England and Wales (“BGP (UK)”), BORDERS PROPERTIES, INC., a Delaware corporation (“BPI”), BORDERS ONLINE, LLC, a Delaware limited liability company (“Online”), BORDERS FULFILLMENT, INC., a Delaware corporation (“Fulfillment”), BORDERS ONLINE, INC., a Colorado corporation (“BOI” and together with Borders, Walden, BGP(UK), BPI, Online and Fulfillment, the “Guarantors”), (c) Pershing Square Credit Partners LLC, a Delaware limited liability company (“Pershing Square” or a “Lender) and PSRH, Inc., a Cayman Islands exempted company (a “Lender”, and collectively with Pershing Square, the “Lenders”), (d) Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square Capital”), as administrative agent and as collateral agent for itself and the Lenders (in its capacity as administrative agent, the “Administrative Agent”, and in its capacity as collateral agent, the “Collateral Agent”).
     WHEREAS, the Borrower has requested that the Lenders make available to it the Commitments, on the terms and conditions set forth herein, to, among other things, fund transaction costs, working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries; and
     WHEREAS, the Lenders are willing to make the Loans to the Borrower upon the terms and conditions set forth herein;
     NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. DEFINITIONS, RULES OF INTERPRETATION, ETC.
     1.1. Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:
     Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

     Acquisition. Any transaction, or any series of related transactions, entered into or consummated on or after the date of this Credit Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) a majority of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.
     Administrative Agent. Pershing Square Capital acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 12.9.
     Administrative Agent Account. Deposit account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.
     Administrative Agent’s Office. The Administrative Agent’s office located at 888 Seventh Avenue, 29th Floor, New York, NY 10019 or at such other location as the Administrative Agent may designate from time to time.
     Administrative Agent’s Special Counsel. Sullivan & Cromwell LLP or such other counsel as may be approved by the Administrative Agent.
     Affected Lender. See Section 4.7.
     Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with any Person. “Control” of a Person means the power, directly or indirectly, (a) to vote five percent (5%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise). Notwithstanding the foregoing, the Lenders and Pershing Square Capital shall not be an Affiliate of the Borrower or any of its Subsidiaries and the Borrower and any of its Subsidiaries shall not be an Affiliate of the Lenders or Pershing Square Capital for purposes of this Credit Agreement.
     Agents. Collectively, the Administrative Agent and the Collateral Agent.
     Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.
     Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
     Authorized Officers. The President, Senior Vice President – Finance and Chief Financial Officer, Vice President – Financial Planning and Reporting, Vice President – Finance and Asset Protection, Associate Director, Treasury or Treasurer of the Borrower and with respect to any Foreign Subsidiary, a director of such Foreign Subsidiary or, in any case, any Person designated in writing by any of the foregoing.
     Balance Sheet Date. February 2, 2008.
     BGP (UK). As defined in the preamble hereto.
     BOI. Borders Online, Inc., a Colorado corporation.
     Borders. As defined in the preamble hereto.
     Borders UK. As defined in the preamble hereto.
     Borrower. As defined in the preamble hereto.
     BPI. Borders Properties, Inc., a Delaware corporation.
     Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business.
     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as Intellectual Property, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
     Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, provided that Capital Expenditures shall not include any expenditures made to effect any Acquisition.
     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     CERCLA. See Section 6.16(a).
     Change of Control. An event or series of events by which (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), excluding the Initial Investor (as defined in the Warrant and Registration Rights Agreement in effect on the date hereof), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act), directly or indirectly, of thirty-five percent (35%) or more of the outstanding shares of common stock of the Borrower, (ii) all or substantially all of the consolidated assets of the Borrower are sold, leased, exchanged or transferred to any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), (iii) the Borrower is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person other than the Initial Investor (as defined in the Warrant and Registration Rights Agreement in effect on the date hereof), unless the Persons who beneficially own the outstanding Voting Securities (as defined in the Warrant and Registration Rights Agreement in effect on the date hereof) of the Company immediately before consummation of the transaction beneficially own a majority of the outstanding Voting Securities (as defined in the Warrant and Registration Rights Agreement in effect on the date hereof) of the combined or surviving entity immediately thereafter, (iv) the majority of the seats (other than vacant seats) on the board of the directors of the Borrower (or similar governing body) ceases to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the date hereof or (b) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the date hereof or whose election or nomination for election was previously approved by a majority of such directors or (v) the approval by the holders of capital stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower.
     Closing Date. The Business Day, on or before April 10, 2008, on which the conditions set forth in Section 9 have been satisfied (or waived in accordance with terms of this Credit Agreement).
     Closing Discount. See Section 2.2.1.
     Code. The Internal Revenue Code of 1986.
     Collateral. All of the property, rights and interests that are or are intended to be subject to the Liens created by the Pledge Agreement.
     Collateral Agent. Pershing Square Capital.
     Commitment. With respect to any Lender, the obligation of such Lender to make a Loan pursuant to the terms and conditions of this Credit Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on Schedule 1 under the heading “Commitment”, and “Commitments” means the aggregate principal amount of the Commitments of all the Lenders (it being understood and agreed that the maximum aggregate principal amount of the Commitments shall be $42,500,000).
     Commitment Letter. Commitment letter by Pershing Square Capital and the Borrower, dated March 19, 2008, containing the summaries and proposed terms and conditions for the Term Loan Facility, the Purchase Offer and the Warrant and Registration Rights Agreement, including all exhibits attached thereto.
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.
     Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:
     (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, Intellectual Property and licenses, and rights with respect to the foregoing; plus
     (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52; plus
     (c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.
     Consolidated Total Assets. The sum of all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.
     Contract. See Section 6.8.
     Credit Agreement. This Senior Secured Credit Agreement, including the Schedules and Exhibits hereto.
     Default. See Section 11.1.

     Delinquent Lender. See Section 12.5.3.
     Disposition. Any transaction, or series of related transactions, pursuant to which the Borrower or any of its Subsidiaries conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets, excluding any sales of inventory in the ordinary course of business.
     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Lending Office. The office of each Lender designated as such in Schedule 1 hereto.
     Domestic Subsidiary. Any Subsidiary of the Borrower organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.
     Eligible Assignee. Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person) (i) approved by the Administrative Agent, and (ii) unless a Default or an Event of Default has occurred and is continuing, approved by the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
     Environmental Laws. See Section 6.16(a).
     EPA. See Section 6.16(b).
     ERISA. The Employee Retirement Income Security Act of 1974.
     ERISA Affiliate. Any Person which is treated as a single employer with any of the Borrower under Section 414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.
     Event of Default. See Section 11.1.
     Exchange Rate. At any date of determination thereof, the Spot Rate of exchange for the conversion of a currency not denominated in Dollars into Dollars and with respect to Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of Dollars into the applicable currency not denominated in Dollars.
     Existing Credit Agreement. Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of July 31, 2006, as amended from time to time, by and among the Borrower, the co-borrowers therein, the guarantors therein, the lenders therein and Bank of America as administrative agent.
     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).
     Fiscal Quarter. Subject to Section 6.4.1, for the first three Fiscal Quarters of each year, the 13 week period commencing on the day after the last day of the preceding Fiscal Quarter and for the fourth Fiscal Quarter of each year, the period commencing on the day after the last day of the third Fiscal Quarter and ending on the Saturday closest to January 31 of each year. As used herein, “FQ1 2xxx” refers to the first Fiscal Quarter of the 2xxx Fiscal Year, “FQ2 2xxx” refers to the second Fiscal Quarter of the 2xxx Fiscal Year and so on.
     Fiscal Year. Subject to Section 6.4.1, the 52/53 week period commencing on the day after the last day of the preceding Fiscal Year and ending on the Saturday closest to January 31 of each year. By way of illustration, the Borrower’s 2007 Fiscal Year ended February 2, 2008.
     Foreign Subsidiary. Any Subsidiary of the Borrower (other than BGP (UK)) organized under the laws of any jurisdiction other than the United States of America, any state or territory thereof or the District of Columbia.
     Fulfillment. Borders Fulfillment, Inc., a Delaware corporation.
     Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     GAAP or generally accepted accounting principles. In case of a US Person, principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles. In the case of the Paperchase Companies, principles that are (i)

consistent with the International Financial Reporting Standards, and (ii) consistently applied with past financial statements of the Paperchase Companies adopting the same principles.
     Governing Documents. With respect to any Person, its certificate or articles of incorporation or organization, its by-laws, or, as the case may be, its certificate of formation, limited partnership certificate, operating agreement, limited partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
     Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
     Guaranteed Obligations. See Section 5.1.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guarantors. Borders, Walden, BGP(UK), BPI, Online, Fulfillment, BOI, and any Subsidiary of the Borrower which executes a Joinder Agreement as a Guarantor of all of the obligations pursuant to the provisions of this Credit Agreement after the Closing Date.
     Guaranty. The guarantee made by each Guarantor set forth in Section 5 of this Credit Agreement.
     Hazardous Substances. See Section 6.16(b).
     Hedging Agreement. (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Highest Lawful Rate. See Section 2.4.2.

     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
     (a) every obligation of such Person for money borrowed,
     (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
     (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
     (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
     (e) every obligation of such Person under any Capitalized Lease,
     (f) every obligation of such Person under any Synthetic Lease,
     (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
     (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,
     (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
     (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,
     (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
     The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its Wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or Interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     Notwithstanding anything to the contrary in this definition of Indebtedness, the obligations (whether for cash, common shares of the Borrower or otherwise) of the Borrower and its Subsidiaries to settle the warrants pursuant to the Warrant and Registration Rights Agreement, any stock appreciation rights issued in lieu thereof or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the warrants pursuant to the Warrant and Registration Rights Agreement or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof shall not constitute Indebtedness hereunder.
     Insolvency Proceeding. As to any Person, any of the following: (i) any case or proceeding, whether voluntary or involuntary, with respect to such Person under the U.S. Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person or (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian, administrator or other insolvency official with similar powers with respect to such Person or any of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Person.
     Intellectual Property. See Section 6.6.2.
     Interest Payment Date. The first Business Day of the calendar month for the immediately preceding calendar month with respect to interest accrued during such calendar month. “Interest Payment Date” shall also include (a) with respect to the amount of the Loan prepaid, the date of such repayment and (b) the Maturity Date.
     Interest Rate. 9.8% per annum, calculated on a 365/366 day basis.
     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) by any Person for the acquisition of stock, membership interests, partnership interests or other equity interests, other than repurchases or redemptions of stock, membership interests, partnership interests or other equity interests of such Person, or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; and (e) the amount of any Investment made by a transfer of property shall be valued at the fair market value of such transferred property at the time of such transfer.
     Joinder Agreements. Joinder agreements in substantially the form of Exhibit D hereto pursuant to which Subsidiaries of the Borrower become parties to and agree to be bound by the provisions of this Credit Agreement as a Guarantor.

     Joint Venture. Any corporation, partnership, limited liability company, joint venture or other entity in which the Borrower and its Subsidiaries own not more than 50% of the capital stock, partnership interests, membership interests or other ownership interests and which does not meet the definition of “Subsidiary” herein.
     Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.
     Lenders. Pershing Square and PSRH, Inc., together with their respective successors and permitted assigns.
     Lien. Any mortgage, deed of trust, security interest, charge, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise, but excluding any right of set off arising by operation of law or pursuant to agreements entered into in the ordinary course of business), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
     Loan Documents or Finance Documents. This Credit Agreement, the Pledge Agreement, the Joinder Agreements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith (excluding Hedging Agreements).
     Loans. Loans under the Term Loan Facility.
     Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
     (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole;
     (b) a material adverse effect on the ability of the Borrower or any of the Guarantors, taken as a whole, to perform any of its Obligations under any of the Loan Documents to which it is a party;
     (c) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Paperchase Companies, taken as a whole;
     (d) a material adverse effect on the value of the Pledged Shares as pledged to the Collateral Agent or the Collateral Agent’s Lien with respect to the Pledged Shares or the right and remedies of the Collateral Agent and the Lenders relating thereto;

     or
     (e) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents or any material impairment of the rights, remedies or benefits available to any Agent or any Lender under any Loan Document.
     Maturity Date. January 15, 2009.
     Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
     Net Cash Proceeds. Cash or cash equivalents received by the Borrower or any Subsidiary from time to time in connection with a Disposition (whether as initial consideration or through the payment of deferred consideration) other than any Disposition pursuant to Section 8.5.2(a)-(g) inclusive after deducting therefrom only reasonable fees and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith and, in connection with a Disposition of or by the Paperchase Companies, any Indebtedness of a Paperchase Company required to be paid in connection therewith.
     Note. See Section 2.3.1.
     Obligations. All of the Borrower’s obligations under this Credit Agreement.
     Online. Borders Online, LLC, a Delaware limited liability company.
     outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
     Paperchase. Paperchase Products Ltd.
     Paperchase Businesses. Paperchase and its Subsidiaries and Superstores and its Subsidiaries, together with their respective assets and businesses.
     Paperchase Companies. Paperchase and its Subsidiaries and Superstores and its Subsidiaries.
     Participant. See Section 13.4.
     PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
     Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

     Permitted Liens. Liens permitted by Section 8.2.
     Permitted Restructuring Transactions. As defined in the Existing Credit Agreement in effect on the date hereof.
     Pershing Square Capital. As defined in the preamble hereto.
     Pledge Agreement. Deed of Charge over Shares, dated April 9, 2008, by the Pledgor in favor of the Collateral Agent, in the form of Exhibit A attached hereto.
     Pledged Shares. See Section 5.11.
     Pledgor. BGP (UK).
     Premiums. Collectively, the Closing Discount and the Repayment Premium.
     Property. Any and all property and assets, whether real, personal, tangible, intangible or mixed, and owned, licensed and leased (including pursuant to Capitalized Leases), of any Person.
     Purchase Offer. See Section 6.15.
     RCRA. See Section 6.16(a).
     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to the Loan referred to in such Note.
     Register. See Section 13.3.
     Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     Replacement Lender. See Section 4.7.
     Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment in cash or other property (other than common shares or additional warrants or rights to acquire common shares or other equity securities or stock appreciation rights of the Borrower) arising or resulting from the settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise of the warrants pursuant to the Warrant and Registration Rights Agreement or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the warrants pursuant to the

Warrant and Registration Rights Agreement or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof or (c) derivatives or other transactions (other than pursuant to the Transactions or employee stock options, stock appreciation rights or similar instruments issued to employees in the ordinary course of business) obligating the Borrower or any of its Subsidiaries to make payments to any Person as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary.
     Required Lenders. Lenders holding more than 50% of the total Commitment of the aggregate outstanding principal amount of the Loans.
     Same Day Funds. Immediately available funds.
     SARA. See Section 6.16(a).
     Solvent. With respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Subsidiary. With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent.
     Superstores. Borders Superstores (UK) Limited.

     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
     Term Loan Facility. See Section 2.1.1.
     Transactions. Transactions contemplated by this Credit Agreement and the other Loan Documents, the Purchase Offer and the Warrant and Registration Rights Agreement, including without limitation the performance by the Borrower and its Subsidiaries of their respective obligations thereunder.
     Total Commitment. See Section 2.1.1.
     Total Facility Usage Ratio. As defined in the Existing Credit Agreement in effect on the date hereof.
     Walden. As defined in the preamble hereto.
     Warrant and Registration Rights Agreement. See Section 6.15.
     Wholly-owned Subsidiary. Any Subsidiary of the Borrower of which all of the outstanding shares of capital stock or other equity interests are owned by the Borrower (whether directly or through one or more Wholly-owned Subsidiaries of the Borrower) except for directors’ qualifying shares in jurisdictions where such qualifying shares are required.
     1.2. Rules of Interpretation.
     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
     (b) The singular includes the plural and the plural includes the singular.
     (c) A reference to any law includes any amendment or modification to such law.
     (d) A reference to any Person includes its permitted successors and permitted assigns.
     (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
     (f) The words “include”, “includes” and “including” are not limiting.
     (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
     (h) Reference to a particular “Section “ refers to that section of this Credit Agreement unless otherwise indicated.
     (i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
     (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
     (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
     (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against any Agent or any of the Lenders merely on account of any Agent’s or any Lender’s involvement in the preparation of such documents.
     1.3. Accounting Principles. Except as otherwise provided in this Credit Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Credit Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate); provided, however, that if any change in GAAP or the application thereof occurs hereafter, or if the Borrower adopts a change to its accounting principles or methods with the agreement of its independent certified public accountants, and such change results in a change in the calculation of any financial covenant or restriction set forth herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenant or restriction so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such change as if such change had not been made. Pending the resolution of any such negotiations, the Borrower agree to provide to each of the Lenders such unaudited financial information and pro forma statements using the accounting methods and principles used in the preparation of the audited financial statements for the fiscal year ended as of the Balance Sheet Date, as are necessary to enable the Lenders to test the financial covenants contained herein.

2. THE TERM LOAN FACILITY.
     2.1. Loan Commitment.
     2.1.1. Term Loan Facility. Subject to the terms and conditions set forth herein, each Lender hereby severally agrees to make a term loan (each, a “Loan”) in the principal amount set forth opposite each such Lender’s name on Schedule 1 hereto to the Borrower on the Closing Date, in accordance with this Section 2.1. The aggregate principal amount under this senior secured term loan facility (the “Term Loan Facility”) of the Loans to be advanced will be $42,500,000 (the “Total Commitment”). An increase in the Total Commitment requires consent of the Required Lenders (as defined in the Existing Credit Agreement in effect on the date hereof). Amounts repaid or prepaid may not be reborrowed.
     2.1.2. Notice of Borrowing. If the Borrower desires to borrow under Section 2.1.1 the Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 9:00 a.m. on the Closing Date. Such Notice of Borrowing shall specify the proposed Closing Date, which must be a Business Day. The Notice of Borrowing given pursuant to this Section 2.1.2 shall be irrevocable and binding on the Borrower.
     2.1.3. Deposit of Commitment Amount. The Administrative Agent shall promptly notify each Lender of the Loans requested by the Borrower. Each Lender shall deposit in the Administrative Agent Account an amount equal to its Commitment, in immediately available funds, not later than 12:00 p.m. on the Closing Date. Subject to the satisfaction of the conditions precedent set forth in Section 9, the Administrative Agent shall make the proceeds of the Loans received by it available to the Borrower on the Closing Date.
     2.1.4. Lending Obligation. Except as otherwise provided in this Section 2.1.4, the Loans under this Credit Agreement shall be made by the Lenders simultaneously and proportionately. The failure of any Lender to deposit the amount described in 2.1.1 above with the Administrative Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Closing Date. In the event of any failure by any other Lender to perform its obligation to make a Loan hereunder, Pershing Square Capital shall make such Loan to the Borrower.
     2.1.5. Payment at Maturity. The aggregate principal amount of the Loans shall be payable in Dollars on the Maturity Date.
     2.2. Premiums.
     2.2.1. Closing Discount. The Borrower agrees to pay to Pershing Square Capital for the account of the Lenders on the Closing Date an amount (the “Closing Discount”) in Dollars equal to 2.25% of the Total Commitment. The payment of the Closing Discount shall be deducted from the principal amount of the Loans such that, for the avoidance of doubt, the net amount advanced to the Borrower under the Term Loan Facility is $41,543,750.
     2.2.2. Repayment Premium. The Borrower agrees to pay to Pershing Square Capital for the account of the Lenders on the date of the repayment of the Loans an amount (the “Repayment Premium”) in Dollars equal to 2.25% of the principal amount of the Loans then repaid. Payment of the Repayment Premium shall be a condition to the effectiveness of the repayment of the principal amount of the Loans.
     2.3. Evidence of Loan Obligations.
     2.3.1. Notes. The Borrower’s obligation to pay the principal of, and interest on, the Loans made to the Borrower by each Lender shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.3 and, subject to the provisions of Section 2.3.2, shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”).
     2.3.2. Delivery of Notes. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or Guaranties therefor provided pursuant to the Loan Documents. At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
     2.4. Interest on Loans. Except as otherwise provided in Section 4.6,
     2.4.1. Interest on Loans. The Borrower agrees to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date from the date of such Loan until such Loan is repaid in full at a rate equal to the Interest Rate for such Loan. The Borrower shall pay accrued and unpaid interest on the Loans in cash on each Interest Payment Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 365/366 days.
     2.4.2. Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 2.4.2, if at any time until payment in full of the Loans, the interest rate payable on any Loan exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall deem applicable hereto (the “Highest Lawful Rate”), then in such event and so long as the Highest Lawful Rate would be so exceeded, the rate of interest payable on such Loans shall be equal to the Highest Lawful Rate. Thereafter, the interest rate payable on such Loans shall be the applicable interest rate pursuant to Section 2.4.1 above unless and until such rate again exceeds the Highest Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender for any Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such Loans had the interest due hereunder for such Loans been calculated for the full term thereof at the Highest Lawful Rate. Interest on the Highest Lawful Rate shall be calculated at a daily rate equal to the Highest Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4.2, shall make a determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Highest Lawful Rate, such Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any interest due or accrued and not yet paid under the Loans, then to the outstanding principal of the Loans, then to other unpaid Obligations and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.
     2.5. Allocation. The Borrower, on the one hand, and Pershing Square Capital and its managed funds and affiliates, on the other hand, as parties to this Credit Agreement, the Purchase Offer and the Warrant and Registration Rights Agreement, agree to work together in good faith to agree on amounts to be allocated for U.S. federal tax purposes to the Term Loan Facility and to the warrants to be issued as of the date hereof pursuant to the Warrant and Registration Rights Agreement (such allocations, the “Tax Allocations”), and further agree that if they do not agree on Tax Allocations initially, they will appoint a mutually satisfactory valuation expert (such as an accounting firm of national standing) to determine the Tax Allocations (the fees, costs and expenses of such expert to be shared equally between the Borrower, on the one hand, and Pershing Square Capital and its managed funds and affiliates, on the other hand). The Borrower and the Lenders agree that they will each calculate the original issue discount arising from the amount advanced pursuant to this Credit Agreement based on such Tax Allocations and make their respective tax determinations and filings consistent therewith, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Credit Agreement, this provision shall survive until 90 days after the expiration of the relevant statute of limitations.
3. REPAYMENT OF THE LOANS.
     3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and, as a condition to the effectiveness of such payment, the Repayment Premium.

     3.2. Voluntary Prepayments. The Borrower shall have the right, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, to voluntarily prepay all or any portion (in multiples of not less than $1,000,000 or such lesser amount as may then be outstanding) of the Loans on any Business Day. Any prepayment of any Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment and, as a condition to the effectiveness of such prepayment, the Repayment Premium.
     3.3. Mandatory Prepayments. On the date of receipt by the Borrower or any Subsidiary of the Borrower of any Net Cash Proceeds of any Disposition of any direct or indirect interest in the Paperchase Businesses, the Borrower shall cause 100% of such Net Cash Proceeds to be applied to prepay the Loans. All prepayments under this Section 3.3 shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and, as a condition to the effectiveness of such prepayment, the Repayment Premium.
     3.4. Application of Proceeds. All prepayments under this Section 3.4 with respect to a particular Loan shall be applied to: first, to reimburse the Agents and Lenders for any amounts due to them under this Credit Agreement; second, to pay interest accrued and unpaid; third, to pay the Repayment Premium; and fourth, to pay outstanding principal amount of such Loan until all of such Loan is repaid in full.
4. CERTAIN GENERAL PROVISIONS.
     4.1. Funds for Payments.
     4.1.1. Payments to Administrative Agent. Unless provided otherwise in this Credit Agreement, all payments of principal and interest on Loans and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent, for the respective accounts of the applicable Lenders or any Agent, as the case may be, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Eastern time or other local time at the place of payment) and in Same Day Funds.
     4.1.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the applicable Lender or the applicable Agent, as the case may be, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable such Lender or such

Agent to receive the same net amount which such Lender or such Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
     4.1.3. Non-U.S. Lenders. Each Lender and Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or Agent or for such Lender’s or Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that such Non-U.S. Lender (i) is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender and Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable written request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN,

Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent, as the Administrative Agent shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (A) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such laws in connection with any payment by the Administrative Agent or any Lender of taxes or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     4.2. Computations. All computations of interest on the Loans shall be based on a 365/366-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.
     4.3. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
     (a) subject any Lender or Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or Agent), or

     (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or Agent under this Credit Agreement or any of the other Loan Documents, or
     (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
     (d) impose on any Lender or Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing (a) to (d) is:
     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, or
     (ii) to reduce the amount of principal, interest or other amount payable to such Lender or Agent hereunder on account of such Lender’s Commitment or any of the Loans, or
     (iii) to require such Lender or Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or any Agent (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or Agent such additional amounts as will be sufficient to compensate such Lender or Agent for such additional cost, reduction, payment or foregone interest or other sum.
     4.4. Capital Adequacy. If after the date hereof any Lender or Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or Agent or any corporation controlling such Lender or Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or Agent’s commitment with respect to any Loans to a level below that which such Lender or Agent could have achieved but for such adoption, change or compliance (taking into consideration such

Lender’s or Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or Agent (as the case may be) to be material, then such Lender or Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Interest Rate, the Borrower agrees to pay such Lender or Agent (as the case may be) for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or Agent (as the case may be) of a certificate in accordance with Section 4.5 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.
     4.5. Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 4.3 or 4.4 and a brief explanation of such amounts which are due, submitted by any Lender or Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.
     4.6. Interest After Default.
     4.6.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Interest Rate until such amount shall be paid in full (after as well as before judgment).
     4.6.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to Section 14.12, bear interest at a rate per annum equal to the rate of interest applicable to overdue principal pursuant to Section 4.6.1.
     4.7. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Sections 4.3 or 4.4 or (b) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement, the Borrower may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand or default referred to in clauses (a) or (b), as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrower in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with Section 13, all of its Commitment, Loans, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under Sections 4.3 and 4.4. Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.
5. GUARANTY AND COLLATERAL SECURITY.
     5.1. Guaranty of Payment and Performance. For value received and hereby acknowledged and as an inducement to the Lenders to make Loans to the Borrower, (a) each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Agents and the Lenders, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to Section 362(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code (such obligations collectively being the “Guaranteed Obligations”). This Section 5 is in no way conditioned upon any requirement that any Agent or Lender first attempt to collect any of the Obligations from the Borrower or resort to any collateral security or other means of obtaining payment. Should the Borrower default in the payment or performance of any of its Obligations, the obligations of each Guarantor hereunder to the Guaranteed Obligations shall become immediately due and payable to the Administrative Agent, for the benefit of the Lenders or the Agents, without demand or notice of any nature, all of which are expressly waived by each Guarantor.
     5.2. Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation, order, decree or directive (whether or not having the force of law) or any interpretation thereof, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Agent or Lender with respect thereto, including, without limitation, any law, regulation, order, decree or directive or interpretation thereof that purports to require or permit the satisfaction of any Guaranteed Obligation, other than strictly in accordance with the terms of this Credit Agreement, or (b) any agreement, whether or not signed by or on behalf of any Agent or the Lenders, in connection with the restructuring or rescheduling of public or private obligations in the Borrower’s country, whether or not such agreement is stated to cause or permit the discharge of the Obligations prior to the final payment in full of the Obligations. The liability of each Guarantor under this Guaranty with regard to the Guaranteed Obligations of the Borrower shall be absolute and unconditional irrespective of:
     (a) any lack of authorization, execution, validity or enforceability or any illegality of the Borrower to become a Borrower hereunder, this Credit Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Guarantor that the Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations of the Borrower) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;
     (b) any Agent’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations, as the case may be, or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, as the case may be, including any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of the Borrower or any other amendment or waiver of or any consent to departure from this Credit Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;
     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of the Borrower;
     (d) any change in ownership of the Borrower;
     (e) any acceptance of any partial payment(s) from the Borrower;
     (f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, examiner or trustee for all or any part of the Borrower’s assets;
     (g) any assignment, participation or other transfer, in whole or in part, of any Agent’s or any Lender’s interest in and rights under this Credit Agreement or any other Loan Document, or of any Agent’s or any Lender’s interest in the Obligations or the Guaranteed Obligations;
     (h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations;
     (i) any Agent’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Obligations or the Guaranteed Obligations; or

     (j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of its or the Guaranteed Obligations.
     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization, examination of the Borrower or otherwise, all as though such payment had not been made.
     5.3. Effectiveness, Enforcement. The Guaranty herein of each Guarantor shall be effective and shall be deemed to be made with respect to each Loan made as of the time it is made. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of the Borrower, and no defect in or insufficiency or want of powers of the Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such Guaranty. This Guaranty is a continuing guaranty and shall (a) survive any termination of this Credit Agreement and (b) remain in full force and effect until payment in full in cash and performance of all Guaranteed Obligations and all other amounts payable under this Guaranty. This Guaranty is made for the benefit of each Agent and each of the Lenders and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Agent or any Lender first to exercise any rights against the Borrower or to exhaust any remedies available to it against the Borrower or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy. In the event that acceleration of the time for payment (or the giving of notice of such acceleration) of the Guaranteed Obligations of the Borrower is stayed upon the insolvency, bankruptcy, examination or reorganization, of the Borrower or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Credit Agreement shall be immediately due and payable by each Guarantor under the Guaranty herein provided.
     5.4. Waiver. Each of the Guarantors hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Lender secure, perfect or protect any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral. Each of the Guarantors also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.
     5.5. Subordination; Subrogation. Until the termination of the Commitments and final payment and performance in full in cash of all of the Obligations, none of the Guarantors shall exercise and hereby waives any rights against the Borrower as a result of payment by any Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and any Guarantor will not prove any claim in competition with any Agent or any Lender in respect of any payment hereunder in bankruptcy, insolvency or reorganization proceedings of any nature; any Guarantor will not claim any set-off, recoupment or counterclaim against the Borrower in respect of any liability of such Guarantor; and each Guarantor waives any benefit of and any right to participate in any collateral which may be held by any Agent or any Lender. The payment of any amounts due with respect to any Indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations. Each Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations such Guarantor will not demand, sue for, or otherwise attempt to collect any such Indebtedness of the Borrower to such Guarantor until the Guaranteed Obligations then due shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall collect or receive any amounts in respect of such indebtedness, such amounts shall be collected and received by such Guarantor as trustee for the Agents and the Lenders and be paid over to the Administrative Agent for the respective accounts of the Agents and the Lenders on account of the Guaranteed Obligations without affecting in any manner the liability of any Guarantor under the other provisions of this Section 5. The provisions of this Section 5 shall survive the expiration or termination of the Credit Agreement and the other Loan Documents and the provisions of this Section 5 shall be supplemental to and not in derogation of any rights and remedies of any Agent or any Lender under any separate subordination agreement which any Agent or any Lender may at any time and from time to time entered into with any Guarantor for the benefit of any Agent or any Lender.
     5.6. Payments. Payments by each Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments made by each Guarantor under this Section 5 shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in Section 4.1.1 hereof, for the account of the Lenders and the Agents and in the same currency in which such Obligation was made, unless otherwise agreed to in writing by the Agents or the Lenders.
     5.7. Setoff. Each Guarantor grants to the Agents and the Lenders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations under this Section 5, a continuing lien on, security interest and right of setoff in all securities or other property belonging to such Guarantor, as the case may be, now or hereafter held by any Agent or such Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from any Agent or such Lender to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Guaranteed Obligations, each of the Agents and the Lenders is hereby authorized at any time and from time to time during the continuance of any Event of Default, without notice to any Guarantor (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this Section 5, whether or not such Agent or such Lender shall have made any demand under this Section 5 and although such obligations may be contingent or unmatured.

     5.8. Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably consider necessary or desirable to give full effect to this Section 5 and to perfect and preserve the rights and powers of the Lenders and the Agents hereunder. Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by it concerning the financial condition of the Borrower and that it will look to the Borrower and not to any Agent or any Lender in order for it to keep adequately informed of changes of the financial condition of the Borrower.
     5.9. Successors and Assigns. This Section 5 shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Agents and the Lenders and their respective successors, and permitted transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may, in accordance with the provisions of Section 13 and subject to the limitations set forth therein, assign or otherwise transfer this Credit Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to another Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein. None of the Guarantors may assign any of its obligations hereunder. The Borrower may cause additional Subsidiaries of the Borrower to become Guarantors hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of this Section 5, to execute and deliver a Joinder Agreement to the Administrative Agent and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.
     5.10. Contribution. To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Person in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Person, after the payment in full in cash of all of the Guaranteed Obligations shall be entitled to recover from each such Person such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Person to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be in asset and property of such Person so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.
     5.11. Security of Borrower. (a) The Obligations shall be secured by a perfected first priority security interest in 14,724 shares of the Capital Stock of Paperchase and 42,300,000 shares of the Capital Stock of Superstores, each pledged by BGP (UK) (such shares, the “Pledged Shares”), which shall constitute, through such of BGP (UK)’s direct and indirect holdings, approximately 65% of the Capital Stock of Paperchase. The terms and conditions of such first priority security interest are set forth in the Pledge Agreement.

6. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants to the Lenders and the Agents as follows:
     6.1. Corporate Authority.
     6.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
     6.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any Contract binding upon, the Borrower or any of its Subsidiaries.
     6.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     6.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

     6.3. Title to Properties; Leases. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own all of the Properties reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except Property sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.
     6.4. Fiscal Year; Financial Statements and Projections.
     6.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a Fiscal Year which is the 52/53 week period ending on the Saturday closest to the last day in January; provided that the Borrower and its Subsidiaries may change any Fiscal Year end date to a date not more than seven (7) days before or after the then scheduled end date of such Fiscal Year with written notice to the Administrative Agent not less than thirty (30) days prior to the commencement of such Fiscal Year. The Fiscal Quarters and Fiscal Year of the Borrower and its Subsidiaries are accurately described in Section 1.1 hereof (except as otherwise noticed to the Administrative Agent pursuant to the proviso of the preceding sentence).
     6.4.2. Financial Statements. There has been furnished to each of the Lenders (a) a consolidated balance sheet and consolidated statements of income and cash flow of the Borrower and its Subsidiaries as at the Balance Sheet Date, certified by Ernst & Young LLP, and (b) a consolidated balance sheet and consolidated statements of income and cash flow of (i) the Borrower and its Subsidiaries and (ii) the Paperchase Companies for the FQ3 2007. Such balance sheets and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries and the Paperchase Companies, as applicable, as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries or any of the Paperchase Companies as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto.
     6.4.3. Projections. The projections of the annual operating budgets of the Borrower and its Subsidiaries, on a consolidated basis, balance sheets and cash flow statements for the monthly periods until January 2009 and the preliminary monthly projections of the Borrower and its Subsidiaries for the Fiscal Years 2008 and 2009, respectively, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries and the

Paperchase Companies, as applicable, of the results of operations and other information projected therein.
     6.5. No Material Adverse Effect, Etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect as defined in clauses (c) and (d) of the definition of “Material Adverse Effect” in Section 1.1. Since the Balance Sheet Date, the Borrower has not made any Restricted Payment except as set forth in Schedule 6.5 hereto.
     6.6. Intellectual Property.
     6.6.1. Franchises, Patents, Copyrights, Etc. (i) The Borrower and each of its Subsidiaries and (ii) the Paperchase Companies possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as currently conducted without known conflict with any rights of others.
     6.6.2. Paperchase Companies Intellectual Property. Schedule 6.6.2 lists all of the material patents, copyrights, trademarks and trade names (“Intellectual Property”) owned by the Paperchase Companies or used by them (other than relating to “Borders” or “Borders Books” or similar marks, copyrights or names) in the conduct of their business as currently conducted, and identifies the owner of such Intellectual Property and, if the owner is not any of the Paperchase Companies, the license agreement or other arrangement by which any such Paperchase Company have the right to use such Intellectual Property.
     6.7. Litigation. Except as set forth in Schedule 6.7 hereto, there are no claims, actions, suits, arbitrations, proceedings or investigations or orders, judgment, awards, decrees, injunctions, settlements or stipulations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, (a) might reasonably be expected to, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business as now conducted by them, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     6.8. No Materially Adverse Contracts, Etc. Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract, lease, license, consent, arrangement or other agreement (“Contract”) that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

     6.9. Compliance With Other Instruments, Laws, etc. (i) Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any Contract to which it may be subject or by which it or any of its Properties may be bound or any decree, order, judgment, statute, permit, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect and (ii) no Default or Event of Default under the Existing Credit Agreement has occurred or is continuing.
     6.10. Tax Status. Each of the Borrower and its Subsidiaries (a) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid in full all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.
     6.11. No Event of Default. No Default or Event of Default has occurred and is continuing.
     6.12. Holding Company and Investment Company Acts. Neither the Borrower nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     6.13. Certain Transactions. Except as set forth on Schedule 6.13, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction involving payments in excess of $500,000 with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer or any such employee has a substantial interest or is an officer, trustee or partner.
     6.14. Employee Benefit Plans.
     6.14.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.
     6.14.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws, provided, however, that the Borrower may include retirees in its employee welfare plans and pay a portion of the cost of such coverage so long as (a) the premium based cost of the coverage does not exceed, in the aggregate $2,000,000 and (b) such coverage is terminable at any time by the Borrower. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.
     6.14.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.
     6.14.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
     6.15. Use of Proceeds. The proceeds of the Loans shall be used (i) to pay fees and expenses in connection with the transactions contemplated by this Credit Agreement, the Purchase Offer, dated April 9, 2008 (the “Purchase Offer”), and the Warrant and Registration Rights Agreement, dated April 9, 2008 (the “Warrant and Registration Rights Agreement”), and (ii) to the extent of remaining proceeds, for working capital and general corporate purposes.
     6.16. Environmental Compliance. The Borrower has taken all appropriate inquiry into the previous ownership of the Real Estate consistent with good commercial or customary practice and, based upon such diligent investigation, has determined that, to the best of the Borrower’s knowledge:
     (a) neither the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;
     (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
     (c) except as set forth on Schedule 6.16 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and
     (d) neither the Borrower nor any of its Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.
     6.17. Subsidiaries. Schedule 6.17, as the same may be updated pursuant to Section 6.22 hereof, states the name of each of the Borrower’s Subsidiaries and Joint Ventures and, in each case, such entity’s jurisdiction of incorporation, the outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, such entity’s outstanding partnership interests (the “Partnership Interests”) if it is a partnership and such entity’s outstanding membership interests (the “Membership Interests”) if it is a limited liability company. The Borrower and each of its Subsidiaries has good and marketable title to all of the Subsidiary Shares, Partnership Interests, and Membership Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and Membership Interests have been validly issued and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or Membership Interests except as indicated on Schedule 6.17.
     6.18. No Other Guarantors. Except for the Borrower and Guarantors (as defined herein), there are no other Guarantors or Co-Borrowers (each as defined in the Existing Credit Agreement in effect on the date hereof) party to the Existing Credit Agreement.
     6.19. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.
     6.20. Senior Debt Status. The Obligations of the Borrower under this Credit Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of the Borrower or any Subsidiary of the Borrower which secures Indebtedness or other obligations of any Person except for Permitted Liens.
     6.21. Solvency. After giving effect to each incurrence of Indebtedness hereunder, and the payment of all Premiums, costs and expenses payable by the Borrower hereunder, each of the Borrower, the Guarantors and the Paperchase Companies is Solvent.
     6.22. Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided that, except for the amendment of Schedule 1, as contemplated by Section 13, and the amendment of Schedule 6.17 in connection with any new Subsidiary of the Borrower as permitted herein, no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent (which may request the consent of the Required Lenders) shall have accepted in writing such revisions or updates to such Schedule.

     6.23. Insurance. The Borrower and each of its Subsidiaries maintain with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are set forth on Schedule 6.23 hereto, and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents (as defined in the Existing Credit Agreement as in effect from time to time) and the Pledge Agreement.
     6.24. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral, including, with respect to any United Kingdom security, the filing of any applicable UK security documents at the Companies Registration Office under Section 395 of the Companies Act of 1985 and such other filing as may be required under English law. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses and the Borrower and all Subsidiaries of the Borrower that are a party to Pledge Agreement are the owners of the Collateral free from any Lien.
     6.25. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”
     6.26. No Additional Issuances. The Borrower or any of its Subsidiaries have not issued any additional debt, equity or related financial instruments (other than borrowings under the Existing Credit Agreement or exercises or grants under employee plans in the ordinary course of business) since the date of the Commitment Letter.
     6.27. No Amendments. No amendments with respect to employment agreements, Change of Control severance agreements, Employee Benefit Plans, equity compensation plans or other compensation arrangements or plans are required to avoid the Transactions triggering Change of Control, severance, accelerated payment or funding, increased potential severance or similar payments or rights (assuming the warrants contemplated by the Warrant and Registration Rights Agreement are initially issued as Cash Settled Warrants (as defined in the Warrant and Registration Rights Agreement)).
     6.28. Existing Indebtedness. (i) All Indebtedness of the Borrower and its Subsidaries for borrowed money (other than as permitted by Section 8.1(a)-(h)) and (ii) all Indebtedness for the Paperchase Companies is set forth on Schedule 8.1 hereto.
7. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
     7.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Premiums and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
     7.2. Maintenance of Office. The Borrower will maintain its chief executive office at 100 Phoenix Drive, Ann Arbor, Michigan or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.
     7.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.
     7.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Lenders:
     (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Administrative Agent, which shall include a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default, they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;
     (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrrower and its Subsidiaries and of the Paperchase Companies as at the end of such quarter, and the related consolidated statements of income and consolidated statements of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries and the Paperchase Companies on the date thereof (subject to year-end adjustments);
     (c) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;
     (d) from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to this Section 7.4 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 14.6; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     7.5. Notices.
     7.5.1. Defaults. The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
     7.5.2. Environmental Events. The Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.
     7.5.3. Notice of Litigation, Judgments and Claims Against Assets. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation, arbitration, claim or proceedings threatened in writing or any pending litigation, arbitration, claim and proceedings affecting the Borrower or any of its Subsidiaries or their assets or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries or their assets that could reasonably be expected to have a Material Adverse Effect on any of the Borrower or any of its Subsidiaries or any of the Paperchase Companies and stating the nature and status of such litigation, arbitration, claim or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment, award, injunction, order, decree, settlement or stipulation not covered by insurance, final or otherwise, against (i) the Borrower or any of its Subsidiaries in an amount in excess of $15,000,000 or otherwise affecting any of their material assets and (ii) against any of the Paperchase Companies in an amount in excess of $10,000,000 or otherwise affecting any of their material assets. The Borrower will, and will cause each of its Subsidiaries to, promptly upon becoming aware thereof, notify the

Administrative Agent in writing of any setoff, claims, or other defenses to which any Collateral or the Administrative Agent’s rights with respect to any Collateral are subject if any such setoff, claim, or other defense would reasonably be expected to have a Material Adverse Effect.
     7.5.4. Notice Regarding Certain Events. The Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders written notice of (a) promptly after the adoption thereof, any amendment to the organizational documents of the Borrower or its Subsidiaries; and (b) promptly, the enactment or adoption of any law which could reasonably be expected to have a Material Adverse Effect.
     7.5.5. Notices Regarding Existing Credit Agreement. The Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Lenders notice of any occurrence of any pending Event of Default (or event or circumstance that with the giving of notice or the passage of time, or both, could become an Event of Default) under the Existing Credit Agreement, such delivery to be made promptly after becoming aware of such event or circumstance or after such notice or other communication is received by any the Borrower or any such Subsidiary.
     7.6. Legal Existence; Maintenance of Properties. Except as otherwise permitted hereunder, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of the Guarantors and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. It (a) will cause all of its Properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained, in full force and effect and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as consistent with commercially reasonable business judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (c) consistent with commercially reasonable business judgment, will maintain in full force and effect all Intellectual Property , licenses, other Intellectual Property related Contracts, permits and other authorizations necessary for the ownership, use and operation of its Properties and business, and (d) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that subject to Section 8 and other limitations and restrictions set forth in this Agreement, nothing in this Section 7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its Properties or any of those of its Subsidiaries, including the existence of any Subsidiary of the Borrower or the conversions of any Subsidiary of the Borrower to a limited liability company or limited liability partnership, if such discontinuance or conversion is, consistent with commercially reasonable business judgment , desirable in the conduct of its or their business and that do not individually or in the aggregate have a Material Adverse Effect and, with respect to the conversions of the Borrower or a Guarantor to a limited liability company or limited liability partnership, simultaneously with such conversion, the Borrower or such Guarantor shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determine is necessary to continue the Borrower’s or such Guarantor’s obligations in respect of this Credit Agreement and the Collateral Agent’s Liens in respect of the Collateral.
     7.7. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further the Borrower and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
     7.8. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all Contracts by which it or any of its properties may be bound and (d) all applicable decrees, orders, injunctions, awards, settlements, stipulations and judgments, where, with respect to clauses (a), (c) and (d) only, failure to so comply could have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
     7.9. Employee Benefit Plans. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

     7.10. Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 6.15.
     7.11. Subsidiary Guaranties. If, with respect to any of the Borrower’s Domestic Subsidiaries which are not Guarantors hereunder, (a) any such Domestic Subsidiary’s total assets determined in accordance with GAAP at the end of any Fiscal Quarter constitute more than 10% of Consolidated Tangible Net Worth determined at the end of such Fiscal Quarter or (b) any such Domestic Subsidiary’s net income determined in accordance with GAAP for any rolling four Fiscal Quarter period exceeds 10% of Consolidated Net Income for such four Fiscal Quarters, the Borrower shall cause such Domestic Subsidiary to become a Guarantor and agree to be bound by the provisions of Section 5 hereof, to execute a Joinder Agreement and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.
     7.12. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents. The Borrower will, and will cause each of its Subsidiaries to, maintain the security interest in the Pledged Shares created by the Loan Documents as a first priority perfected security interest and shall take all action reasonably requested by the Administrative Agent to maintain such perfection.
     7.13. Paperchase Companies as Separate Entities. The Borrower shall cause each of the Paperchase Companies(i) to be maintained and governed as a separate entity and managed by its properly empowered board of directors and officers in accordance with appropriate corporate formalities, (ii) to keep appropriate books and records of its transactions and not to commingle its assets and properties with those of the Borrower and its other Subsidiaries or any other Person and (iii) not to enter into any transaction involving the Paperchase Companies, on the one hand, and the Borrower and its other Subsidiaries, on the other hand, unless such transaction is properly approved as a corporate matter and and properly documented in its corporate books and records.
     7.14. Permitted Restructuring Transactions. Notwithstanding the foregoing in this Section 7, the provisions of this Section 7 shall not restrict the ability of the Borrower and its Subsidiaries from consummating any Permitted Restructuring Transaction made permitted under Section 8.5.2(d)(iv).
8. CERTAIN NEGATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
     8.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

     (a) Indebtedness arising under the Existing Credit Agreement (as effect on the date hereof and after giving effect to any amendments or modifications thereto which do not result in aggregating amounts available thereto in excess of $1,300,000,000) and Indebtedness to the Lenders and the Agents arising under any of the Loan Documents;
     (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (c) Indebtedness incurred in connection with the acquisition after the Closing Date of any Property (and in any event not more than ninety (90) days from the date of such acquisition) by the Borrower or such Subsidiary as contemplated by Section 8.2(x);
     (d) obligations under or guaranties of Capitalized Leases;
     (e) Indebtedness in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this Section 8.1(e) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to Section 8.4;
     (f) Indebtedness existing on the Closing Date and listed and described on Schedule 8.1 hereto including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced and provided there is no increase in the amount thereof;
     (g) unsecured Indebtedness of any of the Borrower’s Subsidiaries to, or in respect of Obligations of, the Borrower or another Subsidiary of the Borrower consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
     (h) unsecured Indebtedness of the Borrower to, or in respect of obligations of, a Subsidiary of the Borrower consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
     (i) unsecured Indebtedness of the Borrower having a maturity at least three (3) months after the Maturity Date, in aggregate principal amount not to exceed $200,000,000; provided that at the time of incurrence such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom; and
     (j) Indebtedness of the Borrower and its Subsidiaries in addition to Indebtedness otherwise permitted by clause (a) to (i) above with an aggregate principal Dollar Equivalent amount outstanding not to exceed 40% of Consolidated Tangible Net Worth (determined as of the last day of the Fiscal Quarter most recently ended), provided that at the time of incurrence of such Indebtedness no Default or Event of Default has occurred and is continuing or would result therefrom.
     8.2. Restrictions on Liens. The Borrower will not, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its Property of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such Property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree to acquire, any Property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
     (i) (A) Liens under the Security Documents (as defined in the Existing Credit Agreement in effect on the date hereof and after giving effect to any amendments or modifications thereto) and (B) Liens on the Collateral in favor of the Collateral Agent securing the Obligations;
     (ii) other with respect to Intellectual Property owned by any of the Paperchase Companies, Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;
     (iii) Liens to secure taxes, assessments and other government charges in respect of obligations and Liens to secure claims for labor, material or supplies, in each cash in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto;
     (iv) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, general liability, unemployment or other insurance, old age pensions or other social security obligations;
     (v) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
     (vi) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, securing obligations incurred in the ordinary course of business, in respect of obligations not overdue or which in the aggregate do not have a Material Adverse Effect;

     (vii) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;
     (viii) pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
     (ix) Liens existing on the Closing Date and listed on Schedule 8.2 hereto, provided that the principal amount secured thereby is not thereafter increased and no additional assets become subject to such Lien;
     (x) purchase money security interests in or purchase money mortgages on Property acquired after the Closing Date to secure purchase money Indebtedness of the type and amount permitted by Section 8.1(c), incurred in connection with the acquisition of such Property and in any event not more than ninety (90) days from the date of such acquisition, which security interests or mortgages cover only the Property so acquired;
     (xi) Liens in respect of the interests of lessors under Capitalized Leases permitted under this Credit Agreement securing obligations of the Borrower or its Subsidiaries to the lessor under such Capitalized Leases;
     (xii) Liens granted to the Agents and the Lenders pursuant to Section 14.1 hereof;
     (xiii) Liens (x) in favor of credit card issuers and/or processors securing standard fees due by the Borrower or its Subsidiaries in the ordinary course, which fees are within the general parameters customary in the credit card processing industry and (y) in favor of banking institutions securing standard fees due by the Borrower or its Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry; and
     (xiv) other than with respect to Intellectual Property owned by any of the Paperchase Companies, Liens on assets of the Borrower and its Subsidiaries (other than Collateral) not otherwise permitted by clauses (i) through (xiii) above, so long as any Indebtedness secured thereby is permitted under the terms of Section 8.1, and the aggregate fair market value of all property secured by such Liens does not at any time exceed $2,000,000.

     8.3. Restrictions on Investments. The Borrower will not, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in or by:
     (a) cash equivalents or short-term marketable securities;
     (b) money market mutual funds denominated in Euros, Australian Dollars, British Pound Sterling, Canadian Dollars, Japanese Yen, New Zealand Dollars, Mexican Pesos or Singaporean Dollars in countries in which the Borrower or any of its Subsidiaries operates a business provided that (i) each such fund in which the Borrower or any of its Subsidiaries makes an Investment has assets of not less than $50,000,000 and (ii) the proportional Investment in each such fund by the Borrower or such Subsidiary does not exceed five percent (5%) of the aggregate amount of all Investments in such fund;
     (c) Investments existing on the Closing Date and listed on Schedule 8.3 hereto;
     (d) Investments consisting of (1) loans and advances to employees (i) for moving, entertainment, travel and other similar expenses in the ordinary course of business, (ii) for any other purpose, with such Investments under this clause (ii) not to exceed (x) $10,000,000 in the aggregate principal amount at any time outstanding and (y) $1,500,000 in the aggregate principal amount at any time outstanding to any single employee and (2) amounts held in accounts under deferred compensation plans of the Borrower where investments are directed by employees;
     (e) trade credit extended on usual and customary terms in the ordinary course of business;
     (f) (i) Investments by any Co-Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) (other than BGP (UK)) or any other Guarantor which is a party to the Security Agreement (as defined in the Existing Credit Agreement in effect on the date hereof) in any other Co-Borrower (other than BGP (UK)) or other Guarantor which is a party to the Security Agreement, (ii) Investments by any European Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) or the Australian Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) in any Co-Borrower (other than BGP (UK)) or any other Guarantor which is a party to the Security Agreement, (iii) reserved, and (iv) to the extent not otherwise permitted by clauses (i) through (iii) hereof, Investments by the Borrower in any Subsidiary of the Borrower or by any Subsidiary of the Borrower in the Borrower or another Subsidiary of the Borrower; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) with respect to any Investment or series of related Investments that exceeds $25,000,000, the Borrower delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or consummates such Investment a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such Investment (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such Investment, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower.
     (g) Acquisitions (other than by any of the Paperchase Companies); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Acquisition is permitted under Section 8.6;
     (h) guarantees of any obligations of landlords of the Borrower to the extent that the obligations relate to funds arranged by the Borrower and used to finance or refinance any stores of the Borrower and such funds are intended to be repaid through lease payments of the Borrower;
     (i) Investments in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this Section 8.3(i) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to Section 8.4;
     (j) Investments by the Borrower and its Subsidiaries (other than by any of the Paperchase Companies) (other than those Investments set forth in clauses (a) through (i) above); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) with respect to any Investment or series of related Investments that exceeds $25,000,000, the Borrower delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or consummates such Investment a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such Investment (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such Investment, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower, and (iii) with respect to any Investment that exceeds $25,000,000, the Borrower shall deliver a certificate of an Authorized Officer of the Borrower dated as of the date of such Investment as to the solvency of the Borrower and its Subsidiaries following the consummation of such Investment and in form and substance satisfactory to the Administrative Agent;
     (k) Investments constituting (i) unsecured guarantees by Subsidiaries of the Borrower who are Guarantors of the Obligations and (ii) Liens permitted under Section 8.2(i)(B) for so long as the Term Loan Facility remains outstanding; and
     (l) Investments constituting guarantees by the guarantors and co-borrowers under the Existing Credit Agreement.

     Notwithstanding the foregoing, any restriction on Investments that would constitute a breach under Section 9.14 of the Existing Credit Agreement as effect on the date hereof shall not be restricted by this Section 8.3.
     8.4. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payments without the consent of the Required Lenders except that:
     (a) the Borrower may engage in stock splits (including reverse stock splits);
     (b) Subsidiaries may make Distributions to the Borrower or a Wholly-owned Subsidiary of the Borrower; and
     (c) the Borrower or any of its Subsidiaries may make other Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall deliver to the Lenders contemporaneously with any Compliance Certificate delivered pursuant to §8.4(c) of the Existing Credit Agreement as effect on the date hereof a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to all Restricted Payments projected to be made during the then next Fiscal Quarter (x) the Total Facility Usage Ratio would not exceed 85% for such Fiscal Quarter and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the two (2) Fiscal Quarters next following such Fiscal Quarter, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower and (iii) in connection with such certificate for any Fiscal Quarter during which the Borrower projects that the aggregate Restricted Payments to be made will exceed $25,000,000, the Borrower shall deliver a certificate of an Authorized Officer of the Borrower dated as of the date of such certificate as to the solvency of the Borrower and its Subsidiaries following the payment of all such Restricted Payments for such Fiscal Quarter and in form and substance satisfactory to the Administrative Agent; provided that at any time the actual Restricted Payments made during any Fiscal Quarter exceed the Restricted Payments projected to be made for such Fiscal Quarter as set forth in the certificate described in clause (ii) above, the Borrower shall promptly deliver to the Lenders a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete updated monthly pro forma financial projections attached thereto and otherwise demonstrating compliance with the requirements set forth in clause (ii) above based on the actual Restricted Payments made and, to the extent applicable, providing the solvency certificate described in clause (iii) above. Notwithstanding the foregoing, no Restricted Payments shall be made if such payment would constitute a breach under the Existing Credit Agreement.
     8.5. Merger, Consolidation, Disposition of Assets and Sale Leaseback Transactions.

     8.5.1. Mergers and Consolidations. Subject to Sections 8.13 and 8.14, the Borrower will not, nor will permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (a) any Subsidiary of the Borrower may consolidate or merge into the Borrower, a Guarantor or any Wholly-owned Subsidiary of the Borrower, provided the Borrower, a Guarantor or the Wholly-owned Subsidiary is the surviving corporation of such consolidation or merger, (b) any Subsidiary of the Borrower (other than a Guarantor) may consolidate or merge into any other Subsidiary of the Borrower (other than a Guarantor) and (c) any Subsidiary of the Borrower may merge or consolidate into another Person; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower delivers to the Lenders on or before the date on which any of its Subsidiaries agrees to or consummates such merger or such consolidation a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such merger or such consolidation (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such merger or such consolidation, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower, (iii) the disposition of the assets of the Borrower or such Subsidiary would have been permitted under Section 8.5.2, (iv) the Paperchase Businesses, without prior consent by the Required Lenders, may not be subject to any of (a), (b) and (c) above (except that a merger in connection with a Disposition of the Paperchase Businesses as permitted by Section 8.14(c) shall be permitted) and (v)(A) the surviving entity, immediately after giving effect to such merger or consolidation, in accordance with Section 7.11, is the Borrower or is or becomes a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and the documents referred to therein and (B) such transaction, if it had been structured as an Acquisition by the Borrower or Subsidiary of the Borrower, would not have been prohibited under Section 8.6.
     8.5.2. Disposition of Assets. The Borrower will not, nor will permit any of its Subsidiaries to, become a party to or agree to or effect or allow any disposition of assets or Property, other than:
     (a) the sale of inventory, the non-exclusive licensing of Intellectual Property and the disposition of obsolete or excess assets, in each case in the ordinary course of business consistent with past practices;
     (b) any sale, transfer, assignment or lease of Property, including without limitation any store closures, in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower’s or Subsidiary’s business;

     (c) any sale or transfer of any Property owned by the Borrower or any Subsidiary of a Borrower in order then or thereafter to lease such Property or lease other Property that the Borrower or any Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred (a “sale-leaseback transaction”) in the ordinary course of business and provided that (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (ii) the Paperchase Businesses or any interest thereon are not adversely affected;
     (d) (i) any sale, transfer or lease of Property by any Co-Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) (other than BGP (UK)) or any other Guarantor (as defined in the Existing Credit Agreement in effect on the date hereof) which is a party to the Security Agreement (as defined in the Existing Credit Agreement in effect on the date hereof) to any other Co-Borrower (other than BGP (UK)) or other Guarantor which is a party to the Security Agreement, (ii) any sale, transfer or lease of Property by any European Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) or the Australian Borrower (as defined in the Existing Credit Agreement in effect on the date hereof) to any Co-Borrower (other than BGP (UK)) or any other Guarantor which is a party to the Security Agreement, (iii) reserved, (iv) to the extent not otherwise permitted by clauses (i) through (iii) hereof, any (A) Permitted Restructuring Transaction or (B) pursuant to the exercise by the Borrower of any of its purchase options under the Pershing Square Purchase Offer Documents (as defined in the Existing Credit Agreement in effect on date hereof), in each case, so long as (1) such transaction(s) is consummated on or prior to April 15, 2009 and (2) no Default or Event of Default has occurred and is continuing or would result therefrom; and (v) to the extent not otherwise permitted by clauses (i) through (iv) hereof, any sale, transfer or lease of Property by the Borrower to any Subsidiary of the Borrower or by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower (other than any Pershing Square Purchase Offer Subsidiaries (as defined in the Existing Credit Agreement in effect on the date hereof)); provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Paperchase Businesses shall not be sold, transferred or leased except as explicitly provided for in this Credit Agreement, (C) with respect to any such sale, transfer or lease of property the fair market value of which exceeds $5,000,000 whether in one or a series of related dispositions, the Borrower delivers to the Lenders on or before the date on which any of its Subsidiaries agrees to or consummates such sale, transfer or lease a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such sale, transfer or lease (and including all other sales, transfers or leases that have occurred since the most recent certificate delivered pursuant to this clause (B)) (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such sale, transfer or lease, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower and (C) before and after giving effect to such disposition, the Borrower is in compliance with Section 8.14 under the Existing Credit Agreement in effect on the date hereof.

     (e) any sale, transfer or lease of Property in the ordinary course of business which is replaced by substantially similar or improved substitute Property;
     (f) a sale or transfer of the Paperchase Businesses in accordance with Section 8.14(c); and
     (g) other dispositions of assets (i) that do not have a Material Adverse Effect and are not Collateral (ii) where the aggregate Net Book Value of such assets to be sold or otherwise disposed of plus the Net Book Value of all other such assets not included in the Collateral of the Borrower and its Subsidiaries sold or otherwise disposed of under this clause (f)) during the period of time from the Closing Date through the date of such sale does not, at the time of such sale or other disposition, exceed 15% of the Consolidated Tangible Net Worth at such time, (iii) are sold or otherwise disposed of in an arm’s length transaction for fair market value (after giving effect to all tax benefits, if any, associated with such sale or other disposition) and (iv) no Default or Event of Default exists or would result from such sale.
     8.6. Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any stock or asset acquisitions (other than the acquisition of assets in the ordinary course of such Person’s business, or become or agree to become a general or limited partner, joint venturer or member in any partnership, joint venture or limited liability company, as the case may be; other than Acquisitions which satisfy the following criteria: (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Acquisition shall be in (x) substantially the same or a similar type of business as the Borrower and its Subsidiaries or (y) any other business not included in clause (x) above (an “unrelated business”); provided that (1) the Borrower and its Subsidiaries shall not, without the written consent of the Required Lenders, be permitted to make any Acquisition in an unrelated business with respect to which (a) the total assets (determined in accordance with GAAP) acquired in connection therewith constitute more than 10% of Consolidated Tangible Net Worth determined at the end of the most recently ended Fiscal Quarter or (b) the net income attributable to the stock or assets acquired in such Acquisition (determined in accordance with GAAP) for any rolling four Fiscal Quarter period exceeds 10% of Consolidated Net Income for such four Fiscal Quarters, (2) the Administrative Agent may determine, in its reasonable discretion, whether any such Acquisition relates to substantially the same or a similar type of business as the Borrower and its Subsidiaries or to an unrelated business, and (3) if the assets or the business subject to any such Acquisition is in an unrelated business, the Administrative Agent (as defined in the Existing Credit Agreement in effect on the date hereof) shall be entitled to conduct all due diligence on, and to collect any information relating to, such assets as the Administrative Agent (as defined in the Existing Credit Agreement in effect on the date hereof) may reasonably require prior to including any such assets in the Aggregate Borrowing Base (as defined in the Existing Credit Agreement effect on the date hereof) and/or the Domestic Borrowing Base (as defined in the Existing Credit Agreement in effect on the date hereof), as applicable, (iii) the Board of Directors and (if required by applicable law) the shareholders of any Person to be acquired have approved the terms of the Acquisition, (iv) the Borrower delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or consummates such Acquisition a certificate of the principal financial or accounting officer of the Borrower certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such Acquisition (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such Acquisition, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrower, and (v) the Borrower is in compliance, both before and after giving effect thereto, with Section 7.11, and (v) with respect to any Acquisition for which the consideration paid by (i) the Borrower or its Subsidiaries exceeds $25,000,000 or (ii) by any of the Paperchase Companies exceeds $5,000,000, the Borrower shall deliver a certificate of an Authorized Officer of the Borrower dated as of the date of such Acquisition as to the solvency of the Borrower and its Subsidiaries or the Paperchase Companies, as applicable, following the consummation of such Acquisition and in form and substance satisfactory to the Administrative Agent.
     8.7. Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.
     8.8. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:
     (a) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or
     (b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or
     (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

     (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; or
     (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or
     (f) permit or take any action which would contravene any Applicable Pension Legislation.
     8.9. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than (a) with respect to the Borrower, the businesses conducted by them on the Closing Date, substantially as conducted and operated by such Person as of such date and (b) with respect to any Subsidiary of the Borrower, substantially as conducted and operated by the Borrower on the Closing Date or in businesses reasonably incidental and complementary thereto; provided that the Borrower and its Subsidiaries shall be permitted to engage in any businesses permitted to be acquired in accordance with Section 8.6.
     8.10. Fiscal Year. Except as provided in Section 6.4.1, the Borrower will not, and will not permit any of it Subsidiaries to, change its Fiscal Quarter or change its Fiscal Year.
     8.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (an “Affiliate Transaction”) (other than for services as employees, officers and directors or for transactions between and among Borrower and/or Guarantors not otherwise prohibited under this Credit Agreement) (i) with respect to which the total consideration to be paid or received by (x) the Borrower or any of its Subsidiaries (other than any of the Paperchase Companies) would exceed $5,000,000 but be less than $10,000,000 or (y) any of the Paperchase Companies would exceed $1,000,000 but be less that $3,000,000, unless the Administrative Agent has provided its written consent to such Affiliate Transaction or unless such transaction is in the ordinary course of business consistent with past practice or (ii) with respect to which the total consideration to be paid or received by (x) the Borrower or any of its Subsidiaries would exceed $10,000,000 or (y) any of the Paperchase Companies would exceed $3,000,000, including, in each case, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business (after taking into consideration the totality of the relationship between the

Borrower and the relevant Affiliate of which such transaction is a part) and provided such transaction is not otherwise prohibited by this Credit Agreement. Notwithstanding anything to the contrary contained in this Section 8.11, (i) the Pershing Square Transactions (as defined in the Existing Credit Agreement in effect on the date hereof) shall not be prohibited under this Section 8.11 and (ii) any restriction on Affiliate Transactions that would constitute a breach under Section 9.14 of the Existing Credit Agreement shall not be restricted by this Section 8.11. For the avoidance of doubt, this Section 8.11 does not cover any dispositions or licenses concerning Intellectual Property.
     8.12. Changes in Governing Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend in any respect its Governing Documents in the event such change would be adverse to the Lenders; provided that the Borrower or any Guarantor shall be permitted to change its respective jurisdiction of organization or formation so long as the Borrower or such Guarantor provides the Administrative Agent and the Collateral Agent with written notice not less than thirty (30) days prior to such change; provided further that the Borrower may amend or modify its Governing Documents from time to time to the extent necessary to permit the Pershing Square Warrant Transaction (as defined in the Existing Credit Agreement in effect on the date hereof) and the performance of its obligations thereunder.
     8.13. Inconsistent Agreements. After the date hereof, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become subject to any restriction on the ability of the Borrower or such Subsidiary to make dividends or distributions in cash or kind to the Borrower or such Subsidiary, to make loans, advances or other payments of whatsoever nature to the Borrower or such Subsidiary, or to make transfers or distributions of all or any part of its assets to the Borrower or such Subsidiary either in its Governing Documents or in any agreement or contract to which it is a party (other than restrictions in this Credit Agreement and the other Loan Documents), nor shall any of them enter into any indenture, agreement, instrument or other arrangement or any amendment of an existing indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or could reasonably be expected to impose materially adverse conditions upon, the incurrence of the Obligations under the Loan Documents, any provisions of this Credit Agreement (including without limitation Section 5 hereof) or the amending of any of the Loan Documents, or (b) contains any provision which would be violated or breached by the making of Loans to the Borrower, the incurrence of Indebtedness by the Borrower hereunder, or by the performance by the Borrower or any of its Subsidiaries of any of its obligations under any Loan Document.
     8.14. Additional Paperchase Companies Covenants. In addition to the other provisions in this Section 8, the Borrower covenants and agrees as to the Paperchase Companies that
     (a) except as required by applicable laws, the business of the Paperchase Companies shall be conducted in the ordinary and usual course and the Paperchase Companies shall use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill in all material respects with

Governmental Authorities, customers, suppliers, distributors, creditors, lessors, licensors, vendors, employees, outside contractors, agents and business associates and keep available the services of the Paperchase Companies’ employees, outside contractors and agents;
     (b) the Borrower shall use reasonable commerical efforts to find third-party buyers for the Paperchase Companies for a purchase price in excess of the purchase price set forth in the Purchase Offer, including (i) promptly hiring a financial advisor, (ii) establishing a data room and broadly soliciting potential purchasers, and (iii) providing the Lenders such information as they may reasonably request; and
     (c) the Borrower or any of its Subsidiaries will not transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Paperchase Companies, including capital stock of the Paperchase Companies, provided that the Borrower or any of its Subsidiaries may sell the Paperchase Businesses substantially as a whole for cash so long as the Net Cash Proceeds of such sale are promptly applied as mandatory prepayments pursuant to Section 3.3 in amounts sufficient to repay the outstanding Loans in full, including all accrued and unpaid amounts under the Term Loan Facility;
     8.15. Permitted Restructuring Transactions. Notwithstanding the foregoing, the provisions of this Section 8 (other than Sections 8.5.2(d)(iv) and 8.14) shall not restrict the ability of the Borrower and its Subsidiaries from consummating any Permitted Restructuring Transaction.
9. CLOSING CONDITIONS.
     The obligations of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent:
     9.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender and the Administrative Agent shall have received a fully executed copy of each such documents.
     9.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents and the Existing Credit Agreement (as amended) as in effect on such date of certification.
     9.3. Corporate or Other Action. All corporate (or other) action (including certified copies of the board minutes and/or resolutions authorizing the execution of the Loan Documents to which such Person is a party) necessary for the valid execution, delivery and performance by the Borrower and the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.
     9.4. Incumbency Certificate. Each of the Lenders and the Administrative Agent shall have received from the Borrower and the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and such Guarantors, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrower, to make a Notice of Borrowing; and (c) to give notices and to take other action on its behalf under the Loan Documents.
     9.5. UCC Search Results. The Administrative Agent shall have received the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating that the Borrower and the Paperchase Businesses have no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.
     9.6. Solvency Certificate. Each of the Lenders and the Administrative Agent shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.
     9.7. Opinion of Counsel. Each of the Lenders and the Agents shall have received a favorable legal opinion addressed to the Lenders and the Agents dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Agents, from:
     (a) Baker & McKenzie, counsel to the Borrower and the Guarantors; and
     (b) Thomas Carney, Esq., General Counsel to the Borrower and the Guarantors.
     9.8. Payment of Premium and Expenses. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the Closing Discount pursuant to Section 2.2.1 and the fees and expenses of (i) the Administrative Agent’s Special Counsel and (ii) Blackstone Advisory Services, L.P.
     9.9. Disbursement Instructions. The Administrative Agent shall have received a Notice of Borrowing and disbursement instructions from the Borrower, indicating how the proceeds of the Loans are to be disbursed.
     9.10. Validity of Liens. The Pledge Agreement shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral free and clear of other Liens. The Pledged Shares shall entitle the holder to the proportional interest of approximately 65% in Paperchase free and clear of all material liabilities relating to the Borrower and its Subsidiaries (other than liabilities to the extent relating to Paperchase and Superstores). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.
     9.11. Consents and Approvals. Each of the Lenders and the Administrative Agent shall have received evidence that all consents and approvals necessary to complete all transactions contemplated hereby, including the approval by the “Required Lenders” (as defined in the Existing Credit Agreement in effect on the date hereof) of the Transactions have been obtained.
     9.12. Other Transactions. The execution and delivery of the Purchase Offer and the Warrant and Registration Rights Agreement shall take effect simultaneously with the transactions contemplated by this Credit Agreement.
     9.13. Representations True; No Event of Default. Each of the representations and warranties of the Borrower and any of its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct as of the date as of which they were made and shall also be true and correct at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate do not result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.
     9.14. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.
     9.15. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and their counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

10. [Reserved]
11. EVENTS OF DEFAULT; ACCELERATION; ETC.
     11.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
     (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, any fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) days following the date upon which the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (c) the Borrower shall fail to comply with any of its covenants contained in Sections 7.1, 7.4, 7.5.1, the first sentence of 7.6, 7.11 or 8 (other than 8.7 and 8.8), and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower as determined by the Administrative Agent in its sole discretion);
     (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated, and the underlying events or circumstances are not cured within thirty (30) days after written notice of such Default has been given to the Borrower by the Administrative Agent (such grace period to be applicable only in the event the underlying events or circumstances can be remedied by corrective action of the Borrower as determined by the Administrative Agent in its sole discretion);
     (f) (i) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness with an aggregate outstanding principal amount in excess of $25,000,000 or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness with an aggregate outstanding principal amount in excess of $25,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations; or (ii) any of the Paperchase Companies shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations, and, in in the case of each of clauses (i) and (ii), such Default is not cured within fifteen (15) days after written notice of such Default has been given to the Borrower by the Administrative Agent;
     (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, receiver or administrator of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;
     (h) a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or administrator or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
     (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against (i) the Borrower or any of its Subsidiaries exceeds in the aggregate $25,000,000 or (ii) any of the Paperchase Companies exceeds in the aggregate $10,000,000, and, in the case of each of clauses (i) and (ii), such Default is not cured within fifteen (15) days after written notice of such Default has been given to the Borrower by the Administrative Agent;

     (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or contest the Administrative Agent’s security interests and liens in any portion of the Collateral or the priority of the Administrative Agent’s security interests and liens in any portion of the Collateral contemplated by the Pledge Agreement, shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $25,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $25,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of (x) the Borrower or any of its Subsidiaries or (y) any of the Paperchase Companies to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding, in the case of (x), $25,000,000 or, in the case of (y), $10,000,000, and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan, and in the case of each of clauses (i), (ii) or (iii), such Default is not cured within thirty (30) days after written notice of such Default has been given to the Borrower by the Administrative Agent;
     (l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and such restraint or enjoinment or similar restriction by any Governmental Authority would have a Material Adverse Effect, and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect, and such Default is not cured within thirty (30) days after written notice of such Default has been given to the Borrower by the Administrative Agent (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower as determined by the Administrative Agent in its sole discretion)
     (n) a Change of Control shall occur, and the Administrative Agent shall have delivered to the Borrower written notice of such Default;
     (o) any Lien under the Pledge Agreement on any Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the Pledge Agreement and this Credit Agreement) for any reason other than the satisfaction in full of all of the Obligations or the release of any such Lien in accordance with the terms hereof or (ii) the Pledge Agreement or any Lien created thereunder on any Collateral shall be declared invalid or unenforceable or the Borrower shall assert in writing that any such Lien is invalid or unenforceable, and, in any such case, such event or circumstance continues for 10 days, and the Administrative Agent shall have delivered to the Borrower written notice of such Default; and
     (p) an Event of Default under the Existing Credit Agreement;
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 11.1(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.
     11.2. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 11.1, each Lender, if owed any amount with respect to the Loans, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or any Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     11.3. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of its rights hereunder or under any of the other Loan Documents, such monies shall be distributed for application as follows:
     (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent or the Collateral Agent in connection with the collection of such monies by the Administrative Agent or the Collateral Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Collateral Agent under this Credit Agreement or any of the other Loan Documents in support of any provision of adequate indemnity to the Administrative Agent or the Collateral Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent or the Collateral Agent to such monies;
     (b) Second, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from the Borrower or any Guarantor pursuant to the terms of any Loan Document;
     (c) Third, to pay interest due in respect of the Loans;
     (d) Fourth, to pay or prepay principal of the Loans;
     (e) Fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower or any Guarantor;
     (f) Sixth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
12. THE AGENTS.
     12.1. Authorization.
     (a) Effective on the Closing Date, (i) the Borrower and the Lenders hereby irrevocably appoints Pershing Square Capital as Administrative Agent, (ii) each of the Lenders authorizes the Administrative Agent to appoint Pershing Square Capital as Collateral Agent hereunder and under the other Loan Documents. The Borrower and the Lenders authorize Pershing Square Capital to take all actions and file all such documents and statements to reflect such assignment.
     (b) Each of the Lenders hereby irrevocably appoints Pershing Square Capital to act on its behalf as Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Pledge Agreement which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Pledge Agreement, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.
     (c) The relationship between each Agent and each of the Lenders is that of an independent contractor. The use of the terms “Administrative Agent” and “Collateral Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between each such Agent and each of the Lenders.
     (d) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Collateral Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Collateral Agent as “secured party” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.
     (e) Each Lender appoints the Collateral Agent to act on its behalf as security trustee under and in connection with the Collateral, the Pledge Agreement and any other documents associated therewith, and agrees that the Collateral Agent shall hold the Charged Assets (as such term is defined in the Pledge Agreement) on trust for the Lenders on the terms and conditions contained therein. Nothing in this Credit Agreement shall constitute the Collateral Agent (except as expressly provided in this Section 12.1(e) or in the Pledge Agreement) as a trustee or fiduciary of any other person. The perpetuity period under the rule against perpetuities, if applicable to this Credit Agreement, shall be the period of eighty years from the date of this Credit Agreement. The Collateral Agent shall have all of the benefits and immunities (i) provided to the Collateral Agent in this Section 12 with respect to any acts taken or omissions suffered by the Collateral Agent in connection with the Collateral, the Pledge Agreement and any other documents associated therewith, as fully as if the term “Administrative Agent” as used in this Section 12 included the Collateral Agent with respect to such acts or omissions (and including any affiliates of the Collateral Agent and the officers, directors, employees, agents and attorneys-in-fact of the Collateral Agent and any affiliates thereof), and (ii) as additionally provided herein with respect to the Collateral Agent.
     12.2. Employees and Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative

Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
     12.3. No Liability. None of the Administrative Agent nor any of their shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth hereunder and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     12.4. No Representations.
     12.4.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.
     12.4.2. Closing Documentation, Etc. For purposes of determining compliance with the conditions set forth in Section 9, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.
     12.5. Payments.
     12.5.1. Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders, except as otherwise expressly provided herein or in any of the other Loan Documents.
     12.5.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     12.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or (b) to comply with the provisions of Section 14.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     12.6. Holders of Notes. The Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
     12.7. Indemnity. The Lenders ratably, in accordance with their respective percentages of the aggregate Total Commitment, agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrower as required by Section 14.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

     12.8. The Agents as Lenders. In its individual capacity, Pershing Square shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also an Affiliate of the Administrative Agent.
     12.9. Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
     Any resignation by Pershing Square Capital as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Collateral Agent to the extend that Pershing Square Capital is acting in such capacities at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Collateral Agent and (b) the Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
     12.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this Section 12.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.
     12.11. Administrative Agent May File Proofs of Claim.
     (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

     (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.
     (c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.
     12.12. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Pledge Agreement authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
     12.13. Release of Collateral and Guarantors. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any liens and security interests in connection with any sale or other disposition of Collateral permitted hereunder or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.2. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any Guarantor from its obligations under this Credit Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transactions not prohibited hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.13.
     12.14. Matters Relating to Collateral. Each of the Lenders hereby agrees that the Required Lenders shall instruct the Administrative Agent with respect to any notices, instructions or otherwise to be provided by the Lenders or any of them to the Collateral Agent pursuant to the terms hereunder and under the Pledge Agreement. Each Lender further agrees that is shall not provide any notice, instruction or otherwise to the Collateral Agent other than through the Administrative Agent, acting on the instruction of the Required Lenders hereunder.
13. SUCCESSORS AND ASSIGNS.
     13.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 13.2, (b) by way of participation in accordance with the provisions of Section 13.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.
     13.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
     (a) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment, as applicable, assigned;

     (b) any assignment of a Commitment must be approved by the Administrative Agent (whether or not the proposed assignee is itself a Lender with a Commitment or would otherwise qualify as an Eligible Assignee); and
     (c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 4.1.2, 4.3 and 4.4 and (ii) Section 13.3 notwithstanding such assignment, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.4.
     13.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     13.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agents sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to Section 13.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1.2, 4.3 and 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.1 as though it were a Lender, provided such Participant agrees to be subject to Section 14.1 as though it were a Lender.
     13.5. Payments to Participants. A Participant shall not be entitled to receive any greater payment under Sections 4.1.2, 4.3 and 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.1.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.1.3 as though it were a Lender.
     13.6. Miscellaneous Assignment Provisions. Any Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrower or Administrative Agent hereunder. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
     13.7. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice and upon the request of the Assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.
14. PROVISIONS OF GENERAL APPLICATION.
     14.1. Setoff. The Borrower hereby grant to each Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to each Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any Collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (ii) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
     14.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by any Agent or any of the Lenders (other than taxes based upon any Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agents and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or any Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or any Agent in connection with the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation) and (f) all reasonable fees, expenses and disbursements of any Lender or any Agent incurred in connection with Uniform Commercial Code searches. The covenants contained in this Section 14.2 shall survive payment or satisfaction in full of all other obligations.
     14.3. Indemnification. The Borrower and the Guarantors jointly and severally agree to indemnify and hold harmless each Agent and each Lender and any of their respective Affiliates (including any affiliates and/or the officers, directors, employees, agents, attorneys-in-fact or advisors of any of the same) (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or the Transactions, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, each Lender and each Agent and any of their Affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower and the Guarantors jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. No

Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or the Transactions. If, and to the extent that the obligations of the Borrower and the Guarantors under this Section 14.3 are unenforceable for any reason, the Borrower and the Guarantors hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 14.3 shall survive payment or satisfaction in full of all other Obligations.
     14.4. Treatment of Certain Confidential Information.
     14.4.1. Confidentiality. Each of the Lenders and the Agents agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Agents, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 14.4, or becomes available to any of the Lenders or the Agents on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agents, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or any Agent, or to auditors or accountants, (e) to any Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agents or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of any Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of Section 14.4 or (i) with the consent of the Borrower. Moreover, each of the Agents, the Lenders and any Financial Affiliate is hereby expressly permitted and licensed by the Borrower during the term of this Credit Agreement and the Pledge Agreement and thereafter to refer to the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by such Agent, such Lender or such Financial Affiliate and, for such purpose, such Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses without payment of royalty or other compensation to the Borrower or any of its Subsidiaries (and subject, during the term hereof and before an Event of Default to sufficient quality control by Borrower and the applicable Subsidiaries).
     14.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agents shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.
     14.4.3. Other. In no event shall any Lender or any Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this Section 14.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.
     14.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or any Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.
     14.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing (which includes by setting forth such notice or other communication on a site on the World Wide Web (a “Website Posting”) if notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

     (a) if to the Borrower, at 100 Phoenix Drive, Ann Arbor, Michigan USA 48108, Attention: Edward W. Wilhelm, Senior Vice President and Chief Financial Officer, with a copy to Thomas D. Carney, General Counsel, at the same address, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;
     (b) if to the Administrative Agent, at 888 Seventh Avenue, 29th Floor, New York, New York 10019, USA, Attention: Roy J. Katzovicz, with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, USA, Attention: Andrew G. Dietderich, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;
     (c) if to any Lender, at 888 Seventh Avenue, 29th Floor, New York, New York 10019, USA, Attention: Roy J. Katzovicz, with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, USA, Attention: Andrew G. Dietderich, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and
     (d) the Borrower’s website on the Internet is available at the website address www.bordersgroupinc.com.
     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile, (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof, (iii) if delivered by a Website Posting, upon delivery of a notice or other communication of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6 and (iv) notices and other communications sent to an e-mail address shall be deemed received on the next Business Day following the sending thereof (unless the sender receives a return email or otherwise indicating that such notice or other communication has not been received by the recipient at such email address, in which case the sender shall deliver such notice or communication by an alternate means), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement or the Notes, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or the Notes, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Notes.

     14.7. GOVERNING LAW. THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401)). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 14.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     14.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     14.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
     14.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 14.12.
     14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE

ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or any Agent has represented, expressly or otherwise, that such Lender or such Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that each Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
     14.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lender. Notwithstanding the foregoing, no amendment, modification or waiver shall:
     (a) without the written consent of the Borrower and each Lender directly affected thereby:
     (i) reduce or forgive the principal amount of any Loans, or reduce the rate of interest on the Notes or the amount of any Premium (other than interest accruing pursuant to Section 4.6.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);
     (ii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Premiums or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 4.6.2, and (B) any vote to rescind any acceleration made pursuant to Section 11.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders); and
     (iii) other than pursuant to a transaction permitted by the terms of this Credit Agreement or the Pledge Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations.

     (b) without the written consent of all of the Lenders, amend or waive this Section 14.12 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, interest and fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders); or
     (c) without the written consent of the Administrative Agent, amend or waive Section 12, the amount or time of payment of the Administrative Agent’s fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
     14.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
15. USA PATRIOT ACT NOTICE.
     Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Act.
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     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

BORDERS GROUP, INC.
By:	/s/ Edward W. Wilhelm
	Name:	Edward W. Wilhelm
	Title:	Senior Vice President, Finance and Chief Financial Officer

PERSHING SQUARE CREDIT PARTNERS LLC

By:	PERSHING SQUARE CAPITAL MANAGEMENT, L.P., its Managing Member

By:	PS MANAGEMENT GP, LLC, its General Partner

By:	/s/ William A. Ackman

Name: William A. Ackman
Title: Managing Member

PSRH, INC.

By:	PERSHING SQUARE CAPITAL MANAGEMENT, L.P., its Authorized Representative

By:	PS MANAGEMENT GP, LLC, its General Partner

By:	/s/ William A. Ackman

Name: William A. Ackman
Title: Managing Member

PERSHING SQUARE CAPITAL MANAGEMENT, L.P., as Administrative Agent and as Collateral Agent
By:	PS MANAGEMENT GP, LLC, its General Partner

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Managing Member

     FOR PURPOSES OF Section 5 HEREOF:

WALDEN BOOK COMPANY, INC.

By:	/s/ Edward W. Wilhelm

Name: Edward W. Wilhelm
Title: Senior Vice President,
Treasurer and Assistant Secretary

BGP (UK) LIMITED

By:	/s/ Edward W. Wilhelm

Name: Edward W. Wilhelm Title: Director

BORDERS PROPERTIES, INC.
BORDERS ONLINE, INC.

By:	/s/ Edward W. Wilhelm

Name: Edward W. Wilhelm
Title: Senior Vice President,
Treasurer and Assistant Secretary

BORDERS FULFILLMENT, INC.

By:	/s/ Edward W. Wilhelm

Name: Edward W. Wilhelm
Title: Senior Vice President,
Finance and Chief Financial Officer

BORDERS ONLINE, LLC

By:	BORDERS, INC., its Sole Member

By:	/s/ Edward W. Wilhelm

Name: Edward W. Wilhelm
Title: Senior Vice President, Treasurer and Assistant Secretary